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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549


                                   FORM 8-K


                                CURRENT REPORT
                 Pursuant to Rule 100 and 101 of Regulation FD



      Date of Report (Date of earliest event reported):  November 2, 2000
                           ________________________


                        CB RICHARD ELLIS SERVICES, INC.
            (Exact name of registrant as specified in its chapter)



         Delaware                      001-12231                  52-1616016
(State or other jurisdiction    (Commission File Number)        (IRS Employer
     of incorporation)                                       Identification No.)





       200 North Sepulveda Boulevard, El Segundo, California      90245-4380
       (Address of principal executive offices)                   (Zip Code)



       Registrant's telephone number, including area code (310) 563-8611



                                Not Applicable
         (Former name or former address, if changed since last report)

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Item 9. Regulation FD Disclosure

   On November 2, 2000, CB Richard Ellis Services, Inc. (the Company) conducted its third quarter earnings conference call, as follows:

                             Moderator: Ray Wirta
                               November 2, 2000
                                 8:00 a.m. PT


Operator:      Ladies and gentlemen, thank you for standing by. Welcome to the
               CB Richard Ellis Third Quarter Earnings Conference Call. At this time all participants are in a listen-only mode. Later we'll be taking questions only from analysts from investment-banking firms. At that time, if you have a question, you will need to press the one followed by the four on your telephone. As a reminder, this conference is being recorded Thursday, November
               02, 2000. I would now like turn the conference over to Miss Jane
               Adam, Treasurer of CB Richard Ellis. Please go ahead ma'am.

Jane Adam:     Hello. Thanks for joining us for the third quarter earnings call.
               Participating on the call this morning will be Ray Wirta, Chief
               Executive Officer, Brett White, the Chairman of our Americas
               Division and Chris Ludeman, President of Transaction Management.
               Jim Leonetti our Chief Financial Officer and Ron Platisha, our
               Executive Vice President in charge of Financial Operations are also here to help with questions you may have. Before we get started, I want to mention to you that we may make a number of forward-looking statements during the course of the call. These statements should be taken as estimates only and actual results may differ materially from these estimates. CB Richard Ellis undertakes no obligation to update or publicly revise any of the forward-looking statements that you may hear today. Please refer to the company's annual report and 10K and our quarterly reports on Form 10Q for a full discussion of the risk and other factors that may impact any estimates you hear today, and with that I'd like to turn the call over to Ray.

Ray Wirta:     Thanks Jane. Good morning. I would like to thank all of you who are participating in the call and all those listening to us live on the Internet, which I hope includes a great number of CBRE employees. I will provide you with a brief overview of the third quarter. Then Brett White and Chris Ludeman will then give you a detailed report of our operations. I will then conclude the formal remarks and open the discussion to Q&A. Jim Leonetti and our finance team are prepared to answer any accounting and related questions, I hope. As Brett and Chris will outline we had a strong third quarter in terms of revenue, EBITDA and net income. Our operating results reflect our continued commitment to holding the line on expenses, growing our operations worldwide and developing recurring revenue from our relations with corporate clients. Our business model is influenced by several factors. I'd like to mention three of them. The health of the real estate market, which we believe to be good, our strategy to focus on larger customers and their worldwide real estate activities and the trend toward corporate outsourcing. Let me talk about each of these. On point one as you look at real estate markets throughout the United States and worldwide, we see continued demand for product without the speculative building that can lead to oversupply and downward pressure on rental rates and prices. Therefore, we see continued equilibrium between supply and demand for the balance of 2000 and to at least 2001.
               On point two, as we said consistently, our focus is to help our customers become successful in managing their real estate operations. As worldwide leader in real estate services, we have both the brand name and the worldwide infrastructure to provide a complete array of services to our customers around the globe.
               Third, we are perfectly positioned to capitalize on the trend of outsourcing non-core competencies. Our corporate services unit, which focuses on building complete relationships with corporate clients, has continued to see the fruits of this trend. This provides us a source of recurring

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               revenue and capitalizes on our worldwide delivery platform. These are just three of the factors that will allow us to generate substantial cash flow from operations. While we are committed to using a portion of our free cash flow to reduce our debt level, for example, we are currently running 26 million below last year's 9/30 debt level, we are also focused on investing for the future. During this year we have invested approximately $22 million into real estate related e-business activities. These investments will insure that we are aligned with leading edge companies that are focused on meeting the challenges of the future with the use of the latest technology. This year we formed the Octane Internet Alliance along with Jones Lang LaSalle and Trammell Crow to work on procurement, transactions and ASP solutions for mutual benefit. Our biggest e-business investment to date is the $10 million we invested in SiteStuff along with our Octane partners. SiteStuff helps owners and managers of commercial and multi-family properties to streamline their operations through online procurement of goods and services. We anticipate that our cost procurement savings will likely pay back our investment in SiteStuff in less than five years, even assuming no independent entity value for SiteStuff. Our strong cash flow operating model provides us with the ability to strengthen our financial condition and position the company for future growth. With that here are Brett and Chris to talk specifics relative to the third quarter.

Brett White:   Thanks Ray. As Ray mentioned, we had a strong third quarter.
               Revenues reached their highest level for the third quarter in the company's history and totaled $327 million, a 6 percent increase over last year. Revenues for the first nine months of this year are $905 million up 11 percent on the same period in 1999. The growth in revenue was better during the third quarter in virtually every major category as compared to last year. Leasing revenue was up 16 percent. Property and facilities management fees up 3 percent. Consultant referral fees up 5 percent.
               Appraisal fees up 13 percent. Mortgage revenue up 24 percent.
               Investment management fees up almost 80 percent. Revenues in sales transactions, however, are down from last year. The pipeline, though, for sales transactions appears solid. We expect substantial improvement in sales activity during the fourth quarter. Even though revenue for the third quarter was negatively impacted by foreign currency, our revenue growth for the international division was 7 percent. Now on to the expense side.
               Commission expense is up 9 percent this quarter from last year due to increased revenues. Commission expense did increase at a higher rate than revenue and Chris will talk a bit more about that later. Operating expenses were flat quarter to quarter and up only slightly, 3 percent, for the first nine months of the year compared to last year. However, when you compare operating expenses as a percentage of revenue, we again improved our control in administrative expenses by 6 percent. EBITDA increased
               19 percent in the third quarter to $36 million compared to $30 million last year. The EBITDA margin increased from 9.8 percent in the third quarter of 1999 to 10.9 percent this year. The increase in EBITDA is due to increases in revenue and our continual efforts to reduce costs. Net income increased 50 percent quarter to quarter and about 100 percent when the first nine months of 2000 are compared to the first nine months of 1999. EPS is 33 cents for the quarter up from 22 cents last year and at 60 cents year to date 2000 as compared to 30 cents last year.

               The company's operations are reported as three geographic divisions. The Americas which includes the US, Canada and Latin America. EMEA which includes Europe, the Middle East and Africa and Asia/Pacific which includes Asia and Australia. The Americas is a geographic division that contributes the largest amount to revenue and EBITDA accounting for 81 percent of revenue and 83 percent of EBITDA for the quarter. EMEA contributed 13 percent of revenue and 15 percent of EBITDA while Asia/Pacific contributed 6 percent of revenue and 2 percent of EBITDA. This is consistent with operating performance for all of 2000. I'd now like to ask Chris Ludeman, President of our Transaction Management Division, to discuss his results with focus on corporate services. Chris.

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Chris Ludeman: Thanks Brett. Transaction management operations, which includes brokerage services, investment properties and corporate services, had revenue growth of $7.6 million or growth of 3 percent for the quarter. However, revenue was up 10 percent for the full nine months. Transaction management accounted for 71 percent of consolidated revenue, which is consistent with last year. EBITDA for this segment in the third quarter was 23.2 million resulting in an EBITDA margin of 10 percent. As Brett previously mentioned, the increase in commission expense is higher than the increase in revenue. This occurred because our producers are compensated on a commission scale that increases with increased production volume. As producers reach higher commission volume, their compensation for the entire year is increased retroactively to that higher level. Due to an increase in revenue, many producers reached a higher revenue plateau earlier this year than last.

               Let me now briefly discuss our corporate services business. Our corporate services' line of business focuses on building strategic relationships with large corporations in an effort to relieve them of commercial real estate activities that are not their core competencies. We expect corporate services will experience growth rates higher than most other business units due to several factors including one, the increasing number of our professionals and service lines who are focusing on the corporate occupier, secondly, gaining more work from current clients who are expanding the breadth and depth of their outsourcing activities and an increasing volume of new requests for outsourcing services. As evidence, our current clients are increasing their outsourcing activities and with CB Richard Ellis gaining more client share, we've recently been awarded additional business from a large telecommunication company which doubles the size of our relationship to providing transaction and consulting services to 80 million square feet of their portfolio as well as our beginning to provide facilities management services for the same client. We're in the process of executing a five-year extension of our integrated outsourcing contract with a major financial services firm which also includes an expanded scope of services and finally a global software firm awarded CB Richard Ellis transaction project management business in several regions in the United States and we have just expanded this relationship to include Asia/Pacific and EMEA.

B. White:      Thanks Chris. As Chris mentioned, we continue to be very excited about the growth prospects for our corporate services outsourcing business. Now turning to the financial services operation, we have three primary business lines: valuation, the commercial mortgage business and investment advisory services. Financial services generated 17 percent of third quarter revenues or $56 million. Revenues for financial services are up 31 percent over the third quarter of 1999 or $13 million. EBITDA for financial services totaled $10 million, an increase of over 440 percent or $8 million over EBITDA from the third quarter of last year. The
               EBITDA margin improved to 17 percent from 4 percent during last year. The growth in financial services revenue and EBITDA was driven by our investment advisory and mortgage businesses.
               Investment advisory increased their revenue by $5 million or 70 percent and EBITDA by $3 million or over 200 percent. Mortgage revenues were up by $6 million or 47 percent over the third quarter of last year. EBITDA increased to $4 million or 182 percent over last year. We believe those results certainly speak for themselves. I'll wrap up with a discussion of management services segment which provides property and facility management.
               EBITDA for management services increased 77 percent for the third quarter over last year. The EBITDA increase is largely attributable to the fact that in the second quarter we contributed our engineering services group to a strategic joint venture. This permits us to outsource our costs associated with engineering while maintaining our revenue source. The EBITDA margin increased from 4 percent in the third quarter of 1999 to 8 percent this quarter. Revenue from property management is up 10 percent this quarter over last year. That concludes my remarks and now back to Ray.

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R. Wirta:           Thank you Brett and thank you Chris. In conclusion we are
                    pleased with our third quarter results and our outlook is good. I would like to spend a few minutes focusing on our vision for the future. As we've discussed in prior calls, we are committed to improving our operating leverage by reducing the amount of our corporate overhead. Corporate support costs in third quarter are down 19 percent compared to last year. Although this is a substantial reduction we believe that further improvements are possible. We also focused on reducing our level of debt. As mentioned, debt has already been reduced by 26 million or 6 percent in the level at this time last year. We expect to further reduce our debt during the fourth quarter and currently estimate that by year-end debt will be lowered by approximately 50 million from the 9/30 level of 394. We also want to be property positioned for the future. The Internet has already made meaningful changes in the way business is conducted. For example, simple things like this conference call is being broadcast live, accessible by anyone. Our Internet alliance with Octane and e-investments will insure that CB Richard Ellis is positioned to take full advantage of the technological changes in the future. The climate for commercial real estate and other market factors effecting our business remain positive. Our global platform, strong relationships with corporate clients and broad array of services give us a leading position in our industry sector. This is evidenced by the fact that on a revenue basis we are 40 percent larger than our closest competitor. The company's operating results are seasonal with the fourth quarter typically generating our greatest volume of revenue, EBITDA, cash flow, net earnings and this year will be consistent with that pattern. We are confident about our ability to meet analyst expectations for EPS for the year as reported on first call. CB Richard Ellis is the most recognized real estate service brand worldwide and we offer the broadest array of services in the industry. Our worldwide delivery channel is unmatched and our confidence in our ability to build on our number one position is high. With that I would like to conclude our formal remarks and turn to the moderator for questions. Moderator.

Operator:           Ladies and gentlemen, we will now begin the question and
                    answer session. If you are an analyst from an investment-banking firm, please press the one followed by the four on your telephone. You will hear a three tone prompt acknowledging your request. If your question has been answered and you wish to withdraw your polling request, you may do so by pressing the one followed by the three. If you are on a speakerphone, please pick up your handset before entering your request. One moment please for the first question. Brett Hendrickson from B Riley & Company please go ahead with your question.

Brett Hendrickson:  Good morning everybody.

R. Wirta:           Morning Brett.

B. White:           Hi Brett.

B. Hendrickson:     I've got just three-- I think pretty quick questions. One is for Brett just to clarify in your opening comments, you said
                    Q4 investment properties should be up significantly and I just want to clarify, you mean over last year's Q4, correct?
                    Not over to this year's Q3?

B. White:           Correct.

B. Hendrickson:     OK and then are you guys able to talk about the growth in
                    your assets under management and your investment advisory business and maybe where you think you'll end the year at-- in that area-- and maybe where you are at this moment in time.

R. Wirta:           Brett, this is Ray. We believe we'll end the year a little over $10 billion, which would be up probably 1 1/2 billion over year-end 1999.

B. Hendrickson:     OK and you're just under that right now, Ray?

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R. Wirta:           Yes. We're right around 10 billion or so, we could actually do better than I expect but that's the number that I'm promoting at the moment.

B. Hendrickson:     OK, sounds good. Then the last question is the commissions.
                    I understand that you have a different kind of in the way they're paid this year because of the retroactive rate going up. How much of the increase would you say is also attributed to-- and it might be hard to quantify-- just ongoing kind of ramps in the commissions on producers are getting from the big-- kind of from the biggest first out there? I know Grubb & Ellis reported some disappointing results and partially blamed commissions. What have you guys seen out there at this moment?

B. White:           Brett, this is Brett answering. First of all, we're very
                    comfortable with our commission expense accrual to date and we're lined up for the year. The way our commission program works is that as producers hit certain plateaus and revenue production, we pay an increase in commission to them back to dollar one and two things have happened this year which meaningfully impact these numbers. First, we have a number of producers that are hitting the higher thresholds early so we're paying more commission expense and we did pay more commission expense in the third quarter than we did in prior year third quarter. Secondly, as these producers hit these thresholds, many of them are now at the upper end of the threshold and will not be increasing in the fourth quarter their split that we've now picked up in the third quarter.
                    So the way we're looking at this is we're right on track for our commission expense accruals for the year and feel very comfortable with our projections for the balance of the year in that area.

B. Hendrickson:     And Brett, can I just make sure that all of us out here are straight on the accounting of that. Say there's an increase in the split for a given producer in Q3. Let's say he hits that threshold in Q3, you guys account for the incremental difference in what he was actually paid in Q1 and Q2 an expense at all in Q3, is that correct?

B. White:           That's correct.

B. Hendrickson:     So since some producers were hitting earlier this year, that will prevent you guys from having to account for that in Q4.
                    So that could actually [interrupted].

B. White:           Brett you're exactly right. Brett you're on exactly the
                    right track. That's right.

B. Hendrickson:     OK, thanks guys.

B. White:           Thank you.

Operator:           Ladies and gentlemen if there are any additional questions, please press the one followed by the four at this time. Mr.
                    Wirta there are no further questions at this time. Please continue with your presentation or any closing remarks.

R. Wirta:           We'd like to thank everyone for attending and remind our
                    employees that are on the Web to please use the CEO chat line to ask your questions, which we encourage and invite and now we're all going back to work to make some more money in the fourth quarter. Thanks for listening. Bye.

Operator:           Ladies and gentlemen that does conclude your conference for today. You may all disconnect and thank you for participating.

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                                 SIGNATURES



   Pursuant to the requirements of Rule 100 and 101 of Regulation FD, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                            CB RICHARD ELLIS SERVICES, INC.


       Date:  December 29, 2000             By: /s/ James H. Leonetti
                                               -------------------------------
                                                 James H. Leonetti
                                                 Chief Financial Officer


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